Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) each of the persons named below agrees to this joint filing of Schedule 13G individually and as a trustee of The Joyce Family Foundation and submits this exhibit as proof of its agreement with the other persons named below:

Date: December 12, 2019	THE JOYCE FAMILY FOUNDATION

/s/ Hon. Ed Lumley
Name: Hon. Ed Lumley
Title: Advisor Trustee

/s/ Steven Joyce
Name: Steven Joyce

/s/ Grant Joyce
Name: Grant Joyce

/s/ Aileen O’Rafferty
Name: Aileen O’Rafferty

/s/ Michele Allison-Thornley
Name: Michele Allison-Thornley

/s/ Rob MacIsaac
Name: Rob MacIsaac

/s/ Hon. Ed Lumley
Name: Hon. Ed Lumley